Exhibit 99.1

Contact:
Randall H. Brown, Executive Vice
President, CFO & Treasurer,
Education Realty Trust
901-259-2500   rbrown@edrtrust.com
Susan Jennings, Public Relations,
Education Realty Trust
901-259-2506   sjennings@edrtrust.com

EDUCATION REALTY TRUST REPOSITIONS PORTFOLIO

-    Acquires 641-Bed Property at the University of Virginia -

-    Sells Nine Communities at Smaller Campuses -

MEMPHIS, Tenn., October 25, 2010 —— Education Realty Trust Inc. (NYSE:EDR), a leader in the ownership, development and management of collegiate housing, today announced the following transactions that will result in a meaningful repositioning and improvement of its owned portfolio of collegiate apartments.

“Over the last ten months we have been communicating our intention to sell non-strategic assets at attractive cap rates and recycle that equity into vibrant, younger collegiate communities at larger universities.  The purchase of The Grandmarc at the prestigious University of Virginia, along with the sale of these nine communities, represents solid execution of this strategy,” stated Randy Churchey, president and chief executive officer of Education Realty Trust.  “We will continue to diligently strengthen our balance sheet while pursuing our goal to improve the overall quality of our portfolio which will lead to increased revenue and EBITDA growth.”

Acquisition

Education Realty Trust completed the purchase of The Grandmarc at the Corner, a 641-bed student community at the University of Virginia (UVA) in Charlottesville, Virginia.  UVA enrollment for the 2009/2010 academic year was approximately 24,400.  The property was opened in 2006 and is conveniently located within two blocks of campus and “The Corner” a popular destination for students due to the wide variety of restaurants, shopping and entertainment venues.  The purchase price was approximately $45.5 million.  Related acquisition costs of approximately $1.5 million will be expensed in the fourth quarter.  The Company funded the acquisition with existing cash and a draw on its credit facility.  As of September 30, 2010, The Grandmarc was 90.8% occupied at an average monthly rental rate per bed of approximately $670.

Dispositions

The Company has entered into agreements to sell nine communities, including eight of the former Place communities, for a total of $84.8 million.  The sale of the first four communities is scheduled to close by the end of the fourth quarter 2010.  The gross sales price is $38.7 million with expected net proceeds of approximately $20.7 million after repayment of related debt of $17.2 million and other closing costs.

The remaining five communities are scheduled to close in the first quarter of 2011.  The gross sales price is $46.1 million with expected net proceeds of approximately $29.6 million, after repayment of related debt of $16.1 million and other closing costs.

Non-refundable deposits aggregating $2.0 million have been placed in escrow for all communities being sold.

Asset Impairment and Loan Prepayment Fees

As part of its third quarter review of asset carrying values, the Company will recognize an asset impairment charge of approximately $33.6 million in the third quarter.  The Company also expects to incur loan prepayment fees of approximately $0.7 million that will be recognized upon repayment of debt in the next two quarters.

Utilization of Net Proceeds

Net proceeds from the sales transactions will be used to reduce outstanding debt, finance previously announced development projects at the University of Texas, Johns Hopkins University and the University of Connecticut, and fund additional development and acquisition opportunities.

Assets to Be Sold

The nine properties being sold had an average age of 11 years, were an average distance of 0.7 miles to campus and served universities and colleges with an average enrollment of approximately 15,500.  As of September 30, 2010, the portfolio had an occupancy and average monthly rental rate per bed of 95.0% and $358, respectively.

Community	University Served	Design Beds

4th Quarter 2010:
The Gables	Western Kentucky University	288
Western Place	Western Kentucky University	504
Berkeley Place	Clemson University	480
The Pointe at Southern	Georgia Southern University	528

1st Quarter 2011:
Clemson Place	Clemson University	288
The Reserve at Jacksonville	Jacksonville State University	504
The Chase at Murray	Murray State University	408
Troy Place	Troy University	408
The Reserve at Martin	University of Tennessee at Martin	384

Further information is included in the company's Form 8K filed concurrently with this release and can be found on the Education Realty Trust website at www.educationrealty.com.

About Education Realty Trust

Education Realty Trust, Inc. (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate student housing. EDR is a self-administered and self-managed real estate investment trust that owns or manages 63 communities in 23 states with more than 37,000 beds. For more information please visit the Company's Web site at www.educationrealty.com.

CONTACT:	Education Realty Trust
Randall H. Brown, Executive Vice President, CFO & Treasurer
901-259-2500
rbrown@edrtrust.com
Public Relations
Susan Jennings
901-259-2506
sjennings@edrtrust.com